Exhibit 99.1

FOR IMMEDIATE RELEASE

September 3, 2014

Gannett Co., Inc. Announces Offering of Senior Notes

McLEAN, VA – Gannett Co., Inc. (the “Company”) (NYSE: GCI) today announced that it intends to offer $350 million of senior notes due 2021 and $325 million of senior notes due 2024 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act, subject to market and other conditions. The notes will be guaranteed on a senior basis by the subsidiaries of the Company that guarantee its revolving credit facility.

The Company intends to use the net proceeds from the offering plus available cash and borrowings under its revolving credit facility to finance the acquisition of all of the outstanding membership interests of Classified Ventures, LLC that it does not already own. Any remaining proceeds may be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Certain statements in this press release are forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate,” “expect,” “believe,” “intend,” “plan” and “estimate” and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. Such statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. Any forward-looking statement speaks only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any changes in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or any other forward-looking statements.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:

Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com